UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2026

Avalyn Pharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-43251	45-2463191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 W First Street
Boston, Massachusetts		02127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (206) 707-0340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $0.001 per share	AVLN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On September 15, 2026 (the “Effective Date”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Avalyn Pharma Inc. (the “Company”), the Board appointed Robert Meyer, M.D. to the Board as a Class II director for an initial term expiring at the annual meeting of stockholders in 2028. The Board determined that Dr. Meyer is independent under the listing standards of Nasdaq.

From January 2018 to October 2024, Dr. Meyer was a principal of the Drug and Biologic Products team at Greenleaf Health Inc., a U.S. Food and Drug Administration, or FDA, strategic consulting company (later acquired by Eliquent Life Sciences). He was an associate professor of Public Health Sciences at the University of Virginia School of Medicine from March 2013 to December 2017, where he also served as the director of the Virginia Center for Translational and Regulatory Sciences. Prior to joining the faculty at the University of Virginia, Dr. Meyer joined Merck & Co., Inc. in October 2007 and served as Vice President and Head of Global Regulatory Strategy, Policy and Safety at Merck Research Laboratories from November 2009 until January 2013. Prior to Merck, Dr. Meyer worked for the FDA from 1994 to 2007, where he was Director of the Division of Pulmonary and Allergy Drug Products from 1999-2002 and Director of the Office of Drug Evaluation II in the Center for Drug Evaluation and Research from 2002-2007. Dr. Meyer holds a B.A. in natural sciences from Lehigh University and an M.D. from the University of Connecticut School of Medicine, where he also completed his residency in internal medicine and served as chief medical resident. He completed a fellowship in pulmonary and critical care medicine at the University of Vermont. Dr. Meyer also formerly served on the board of directors of Chimerix, Inc. (sold to Jazz Pharmaceuticals) from 2018 to 2025, Translate Bio (acquired by Sanofi Inc.) from 2019 to 2021 and Correvio Pharma Corp. from 2015 to 2020. He was a medical science trustee for the United States Pharmacopeia Board, a non-profit scientific standards setting foundation, from April 2015 until December 2020. We believe that Dr. Meyer is qualified to serve on our board of directors because of his experience advising companies on regulatory matters related to drug approval and as a board member for other public life sciences companies, and because of his practice of medicine.

Under the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”), Dr. Meyer is eligible to receive an annual retainer of $40,000 for serving on the Board. In addition, under the Compensation Policy, on the Effective Date, Dr. Meyer was granted an option to purchase 31,182 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Initial Grant”). The Initial Grant will vest in equal annual installments over three years from the date of grant. Additionally, under the Compensation Policy, as long as Dr. Meyer remains a director, he will be eligible to receive an annual stock option grant to purchase 15,591 shares of Common Stock on the date of each annual meeting of stockholders of the Company following the Effective Date (the “Annual Grant”). The first Annual Grant Dr. Meyer receives will be pro-rated on a monthly basis for time served as a director. Grants made to continuing non-employee directors following the Company’s annual meeting of stockholders each year vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next annual meeting of stockholders, provided that all vesting will cease if the director ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. Each option granted under the Compensation Policy has a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2026 Stock Option and Incentive Plan) of the Common Stock on the date of grant.

There are no arrangements or understandings between Dr. Meyer and any other person pursuant to which Dr. Meyer was selected as a director. Dr. Meyer is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, Dr. Meyer has entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALYN PHARMA INC.

Date:	September 16, 2026	By:	/s/ Lyn Baranowski
Lyn Baranowski Chief Executive Officer (Principal Executive Officer)